Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Reports Fourth Quarter and Year-End Financial Results for 2003

Watertown, MA (March 1, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, today announced its financial results for the fourth quarter and year ended December 27, 2003.

For the fourth quarter of 2003, Vitex reported a net loss of $2.7 million or $0.07 per share, compared to a net loss of $4.6 million or $0.20 per share for the fourth quarter of 2002. In both periods, one-time credits affected reported results: the 2003 fourth quarter loss includes a $0.8 million credit on the reversal of an employee bonus accrual and the 2002 fourth quarter loss includes both a $1.3 million credit for the settlement of a tax dispute with the Bureau of Alcohol Tobacco and Firearms and a similar $0.7 million credit on the reversal of an employee bonus accrual. Research and Development (R&D) spending decreased from $4.8 million in Q4, 2002 to $2.6 million in Q4, 2003. The reduction in spending reflects the one-time credits as well as the effects of the previously announced decision to halt one of two Phase III trials for the INACTINE™ system for red blood cells. Following that announcement, the Company restructured its operations to reduce spending and focus resources on the ongoing Phase III trial in patients requiring acute transfusions of red blood cells while Vitex evaluates the most effective strategy for addressing the market for patients requiring chronic transfusions of red blood cells.

For the year ended December 27, 2003, the net loss was $22.4 million compared to a net loss of $20.0 million in fiscal year 2002. The results for 2003 include a $1.4 million non-cash charge to write off capitalized build-out and other costs of a processing facility which the Company has decided not to place in service. R&D spending for 2003 was $18.5 million compared to $20.4 million for 2002. SG&A spending was $4.3 million in 2003 compared to $5.9 million in 2002. The reduction in R&D and SG&A spending reflects the restructuring of operations.

Vitex’s cash balances at year-end were $4.8 million. The Company recently completed a $10.9 million private placement on February 11, 2004, and settled an outstanding term receivable due from Precision Pharma, Inc. for an additional $1.7 million in cash plus the return of 4.4 million Vitex shares. As of February 16, the Company had approximately $15.5 million in cash representing approximately one year of cash resources at the Company’s projected burn rate. In the last 10 months, the Company has raised nearly $35.0 million to fund the development and commercialization of the INACTINE™ system for red blood cells. This includes a rights offering, achieving a milestone with Pall Corporation, two private placements and the settlement of the Precision obligation.

“Fiscal 2003 was a challenging year for the Company,” said Mr. John Barr, President and CEO of Vitex. “The team reacted quickly to our decision to stop enrollment in the chronic trial. We restructured operations and significantly reduced our ongoing rate of spending. Our recent successful fundraising reflects the ongoing potential for the technology and the unresolved issue of blood safety. We continue to enroll patients in the acute study. Eleven sites have approval to enroll patients and we are in the process of adding additional sites to accelerate completion of the acute trial. In parallel, we continue our evaluation of the options to address the issues observed in the Phase III chronic trial. Of note, estimates from consultants suggest that acute transfusions of red blood cells could represent 70-80% or more of all of red cell transfusions in the U.S.”

Significant highlights for 2003 include:

•	The Company was the first to report the inactivation of the SARS virus in full units of red blood cells. SARS is an excellent example of the ongoing threats of emerging pathogens to both public health and potentially the safety of the blood supply.

•	Eleven (11) abstracts were presented at the meeting of the American Association of Blood Banks in November in San Diego. These abstracts covered a wide range of scientific topics highlighted by the INACTINE™ system’s unmatched ability to inactivate a broad range of pathogens in full units of red blood cells. These abstracts included studies demonstrating complete inactivation of CMV, Parvo B-19, West Nile Virus, anaerobic bacteria, mycoplasma and leukocytes.

•	In February of 2004, the Company was awarded a federal Phase I and Phase II fast track grant from the National, Heart, Lung and Blood Institute of the National Institutes of Health (NIH) for $885,000. This funding covers work in the ongoing effort in improving the INACTINE™ system for red blood cells with the potential to expand to the military and in restricted economies.

•	Vitex strengthened the intellectual property position of the INACTINE™ system for red blood cells.

•	The Company made continued strong progress on the automation of the INACTINE™ system for red blood cells including completing development and preparation for qualification, validation and introduction into our Phase III trial later this year of a proprietary, highly automated delivery system to add INACTINE™ to units of red cells. The system is being developed with the help of an outside engineering firm.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in a Phase III clinical trial, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	Thirteen weeks ended		Year ended
	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002
Revenues:
Research funding	$403	$204	$716	$4,225

Costs and expenses:
Research and development costs	2,580	4,803	18,508	20,351
General and administrative expenses	614	1,386	4,334	5,942
Plasma Operations divestiture credit	—	(1,297)	—	(1,628)

Total operating costs and expenses	3,194	4,892	22,842	24,665

Loss from operations	(2,791)	(4,688)	(22,126)	(20,440)
Other income (expense), net	57	47	(227)	400

Net loss	$(2,734)	$(4,641)	$(22,353)	$(20,040)

Basic and diluted net loss per share	$(0.07)	$(0.20)	$(0.67)	$(0.88)
Weighted average number of shares	41,762	22,772	33,360	22,752

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

	December 27, 2003	December 28, 2002
Cash, including restricted balances	$4,848	$7,249
Other current assets	4,815	7,186
Property and equipment, net	3,119	4,961
Goodwill and intangibles, net	3,118	3,365
Other assets	1,379	—

Total assets	$17,279	$22,761

Accounts payable and accrued expenses	$1,639	$2,660
Deferred revenue	954	1,107
Term debt and capital lease obligations	2,441	6,135
Stockholders’ equity	12,245	12,859

Total liabilities and stockholders’ equity	$17,279	$22,761

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